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              EXHIBIT 11 - Computations of Earnings Per Share
                Tredegar Industries, Inc. and Subsidiaries
                 (In thousands, except per-share amounts)
For quarters ended March 31                          1994           1993
Income (loss) from continuing operations          $  (5,093)     $   1,710
Income from discontinued operations                   8,693          1,841
Net income before cumulative effect of
   changes in accounting principles                   3,600          3,551
Cumulative effect of changes in accounting
   for postretirement benefits other than
   pensions (net of tax) and income taxes              -               150
   Net income                                     $   3,600      $   3,701

Earnings per share as reported:
   Income (loss) from continuing operations       $    (.47)     $     .16
   Income from discontinued operations                  .80            .17
   Net income before cumulative effect
      of changes in accounting principles               .33            .33
   Changes in accounting principles                    -               .01
   Net income                                     $     .33      $     .34


PRIMARY EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
   of outstanding stock options (1)                      37             59
Weighted average common shares outstanding
   during period                                     10,896         10,895
Weighted average common shares and common
   stock equivalents                                 10,933         10,954

Primary earnings per share (2)                    $     .33      $     .34


FULLY DILUTED EARNINGS PER SHARE
Shares issuable upon the assumed exercise
   of outstanding stock options (3)                      37             71
Weighted average common shares outstanding
   during period                                     10,896         10,895
Weighted average common shares and common
   stock equivalents                                 10,933         10,966

Fully diluted earnings per share (2)              $     .33      $     .34

(1) Computed using the average market price during the related period.
(2) Common stock equivalents had an immaterial dilutive effect.
(3) Computed using the higher of the average market price during the related period and the market price at the end of the related period.

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